EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of the 21st day of March, 2006 (the “Effective Date”), between Seasons Bank, a Georgia state-chartered bank ("Seasons") (and Cadence Bank, N.A. ("Cadence") to the extent it is the surviving entity in the Merger described below) (Seasons and Cadence, as the surviving entity of the contemplated Merger, collectively and as applicable, the “Bank”) and Nita Elliot (the “Employee”).

WHEREAS, the Bank is engaged in the business of commercial banking;

WHEREAS, the Employee is experienced in commercial banking;

WHEREAS, the Employee has executed a Termination and Release Agreement contemporaneously herewith;

WHEREAS, the Bank desires to employ the Employee and the Employee desires to accept employment on the terms and conditions set forth herein; and

WHEREAS, Seasons Bancshares, Inc. and NBC Capital Corporation have entered into an Agreement and Plan of Merger, dated March 21, 2006, whereby, among other things, Seasons will be merged with and into Cadence, and Cadence will be the surviving entity (the "Merger").

NOW THEREFORE, in consideration of the mutual promises set forth herein, and intending to be legally bound, the parties hereby agree as follows:

1.	EMPLOYMENT AND DUTIES

1.1
Employment. The Bank agrees to employ the Employee, and the Employee agrees to be employed by the Bank, for the Employment Term (as defined herein), subject to the terms and conditions set forth herein.

1.2
Office.  The Employee shall have the title of Retail Banking Manger of the Bank, operations, or any other title as shall be determined by the Board of Directors of the Bank or its designee (“Board”). The Employee shall report generally to the President of the Bank or such other persons as designated by the Board.

1.3
Duties. Employee agrees to perform diligently and to the best of her ability the duties and services appertaining to any such office and such other duties as may be assigned to him from time to time by the Board. The Employee’s duties and responsibilities shall include such duties as are the type and nature normally assigned to similar senior officers of a financial institution of the size, type and stature of the Bank. Specifically, the Employee shall assume responsibilities as Retail Banking Manager of the Blairsville branch of the Bank.

1.4
Extent of Services. The Employee shall devote the Employee's entire time and efforts to the Bank's business and affairs, and shall not engage in any other business activity for remuneration or compensation without the Bank's prior written consent. This restriction is not intended to apply to the Employee's supervision of any investments which may currently exist or be entered into, so long as these investments do not interfere with the Employee's services to be rendered or cause a breach of the restrictions set forth in Sections 4 and 5 of this Agreement.

2.	TERM AND TERMINATION OF EMPLOYMENT

2.1
Term. Subject to the terms of Sections 2.2, the initial term shall commence on the Effective Date of this Agreement and shall continue for one year (“Initial Term”), and thereafter, at the election of the Bank and the Employee, renew for successive one year terms (such Initial Term and any renewal thereof being referred to herein as the “Employment Term”); provided, however, either party may terminate this Agreement, with or without cause as defined herein, at the expiration of the Initial Term or any one year renewal term thereafter, upon written notice given to the other party at least ninety (90) days prior to the expiration of any such initial or renewal term hereunder.

2.2
Termination by the Bank. Notwithstanding the provisions of Section 2.1, the Bank shall have the right to terminate the employment of Employee under this Agreement prior to the end of the Employment Term for any of the following reasons and subject to the following conditions:

2.2.1	Termination for Cause. The Bank shall have the right to terminate this Agreement at any time for "cause." The term “cause” shall mean:

(a)
A material breach of the terms of this Agreement by the Employee, including without limitation, failure by the Employee to perform her duties and responsibilities in the manner and to the extent required under this Agreement and/or failure to abide by the covenants set forth in Sections 4 and 5 herein, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the Bank. Such notice shall (i) specifically identify the duties that the Board believes the Employee has failed to perform and (ii) state the facts upon which the Board made such determination;

(b)	Conduct by the Employee that amounts to fraud, dishonesty or willful misconduct;

(c)	Arrest for, charged in relation to (by criminal information, indictment or otherwise), or conviction of the Employee during the term of this Agreement of a felony;

(d)	Conduct by the Employee that amounts to gross and willful insubordination or inattention to her duties and responsibilities hereunder; or

(e)
Conduct by the Employee that results in removal from her position as an officer or executive of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

The Bank reserves the right to put Employee on paid or unpaid administrative leave pending an investigation into allegations of the conduct described above. Otherwise, termination of the Employee’s employment under this Section 2.2.1 shall be deemed to occur immediately upon the Bank giving Employee written notice of termination.

2.2.2    Termination Without Cause. The Bank is granted an option to terminate the Employee's employment, without cause, upon 30 days prior written notice to the Employee. In the event of a termination under this Section 2.2.2, the Bank shall be required to pay the Employee a severance payment equal to the Employee's annual Salary, as defined in Section 3.1 herein, and Employee continues to be bound and subject to Sections 4 and 5 of this Agreement.

2.3   Termination by Mutual Agreement. This Agreement can be terminated at any time upon mutual, written agreement of the parties.

2.4   Termination by Death. This Agreement will automatically terminate upon the death of the Employee.

2.5   Change of Control. A “Change of Control” means any of the following events:

(a)
the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Bank or its parent bank or holding company (“Parent Bank”), if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote thirty-five percent (35%) or more of any class of voting securities of the Bank or Parent Bank, as the case may be; or

(b)
a reorganization, merger or consolidation, with respect to which persons who were the shareholders of the Bank or Parent Bank immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(c)	the sale, transfer or assignment of all or substantially all of the assets of the Parent Bank, Bank and its subsidiaries to any third party.

If Employee is terminated by Bank within one year of a Change in Control or Employee’s responsibilities and compensation are materially diminished as a result of a Change in Control, the Employee shall be paid by the Bank in lump sum in an amount equal to Employee's annual Salary. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred upon the consummation of the Merger.

2.6   Effect of Termination. Upon termination of the Employee’s employment hereunder for any reason or unless this Agreement provides for otherwise, the Bank shall have no further obligations to the Employee or the Employee’s estate with respect to this Agreement, except for the payment of salary and bonus amounts, if any, accrued pursuant to Article 3 hereof and unpaid as of the effective date of the termination of employment, as applicable. Nothing contained herein shall limit or impinge upon any other rights or remedies of the Bank or the Employee under any other agreement or plan to which the Employee is a party or of which the Employee is a beneficiary.

3.	COMPENSATION AND BENEFITS

3.1   Salary. The Bank shall pay to the Employee as basic compensation the sum of $102,163.64 per annum (“Salary”), payable at those intervals as the Bank shall pay other similarly situated executives.

3.2   Fringe Benefits. The Employee shall receive the standard package of fringe benefits as the Bank provides to other similarly situated executives. Fringe benefits intended to be included in this standard benefit package include but are not limited to medical and life insurance, vacations, and sick leave. All such benefits shall be awarded and administered in accordance with the Bank’s standard policies and practices.

4.	BANK INFORMATION

4.1   Bank Information.“Bank Information” includes “confidential information” and “trade secrets.” “Confidential information” means data and information relating to the business of the Bank (which does not rise to the status of a trade secret, as defined herein) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship with the Bank and which has value to the Bank and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Bank (except where such public disclosure has been made the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. “Trade secrets” means Bank information including, but not limited to technical or nontechnical data, strategic plans, business models, collateral data management systems, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertained by proper means by other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

4.1.1   Ownership of Bank Information. All Bank Information received or developed by the Employee while employed by the Bank will remain the sole and exclusive property of the Bank.

4.1.2   Obligations of the Employee. The Employee agrees:

(a)	to hold Bank Information in the strictest confidence;

(b)	not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Bank Information or any physical embodiments of Bank Information; and

(c)
in any event, not to take any action causing or fail to take any action necessary in order to prevent any Bank Information from losing its character or ceasing to qualify as Bank Information or a Trade Secret.

In the event that the Employee is required by law to disclose any Bank Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Bank when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 4 shall survive for a period of twelve (12) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

4.1.3 Delivery upon Request or Termination. Upon request by the Bank, and in any event upon termination of her employment with the Bank, the Employee will promptly deliver to the Bank all property belonging to the Bank, including without limitation, all Bank Information then in her possession or control.

5.	NON-COMPETE PROVISIONS

5.1   Non-Competition. The Employee agrees that during the Employment Term and for a period of twelve (12) months following the termination of her employment hereunder, he will not (except on behalf of or with the prior written consent of the Bank), within the geographic area within the boundaries of the county in which the Bank is located, as well as contiguous counties in each state (the “Area”), either directly or indirectly, on her own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Bank (including as an organizer or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the business of the Bank, which is commercial banking (“Business of the Bank”). It is the express intent of the parties that the Area as defined herein is the area where the Employee performs services on behalf of the Bank under this Agreement as of the Effective Date.

5.2   Non-Solicitation of Customers. The Employee agrees that during the Employment Term and for a period of twelve (12) months following the termination of her employment hereunder, he will not (except on behalf of or with the prior written consent of the Bank), within the Area, on her own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Bank’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of her employment, for purposes of providing products or services that are competitive with the Business of the Bank.

5.3   Non-Solicitation of Employees. The Employee agrees that during the Employment Term and for a period of twelve (12) months following the termination of her employment hereunder, he will not, within the Area, on her own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Bank or its affiliates to another person or entity providing products or services that are competitive with the Business of the Bank, whether or not (a) such employee is a full-time employee or a temporary employee of the Bank or its affiliates, (b) such employment is pursuant to a written agreement, and (c) such employment is for a determined period or is at-will.

5.4   Remedy for Breach. The Employee acknowledges that the covenants contained in Sections 4 and 5 of this Agreement (the “Restrictive Covenants”) are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests, and properties of the Bank; and that a violation of any of the provisions of this Agreement, especially the Restrictive Covenants, will cause irreparable damage and loss to the Bank, its successors and assigns. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, any violation shall entitle the Bank or its successors and assigns to an immediate temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Bank and the Employee agree that all remedies available to the Bank or the Employee, as applicable, shall be cumulative.

5.5   Separability. The Restrictive Covenants set forth in this Agreement are independent of any other covenant or provision of this Agreement, and the existence of any claim or cause of action against the Bank or any company affiliated with or related to the Bank, whether predicated on this Agreement, or any other agreement, or otherwise, shall not constitute a defense to the enforcement of these covenants. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with any valid and enforceable under the law or public policy.

6.	MISCELLANEOUS

6.1   Notices. All notices, requests, demands, and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

(a)	To the Bank:

[Insert Seasons Address]

NBC Capital Corporation
NBC Plaza
P.O. Box 1187
Starkville, Mississippi 39760
Attention: Lewis F. Mallory, Jr.

With information copy to:

Adams and Reese LLP.
4400 One Houston Center
1221 McKinney St.
Houston, TX 77010
Attn: Mark Jones

(b)	To the Employee:

[Employee’s Address]

6.2   Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation the Employee’s employment or the termination thereof shall be resolved exclusively by binding arbitration in Starkville, Mississippi, (or such other location as may be agreed to by the Bank and the Employee), in accordance with the rules of the American Arbitration Association then in effect. The arbitrator's decisions shall be final and binding upon the parties and judgment may be entered in any court of competent jurisdiction. Employee must initial here:          /s/NE             .

6.3   Fees and Expenses. After a Change of Control has occurred, the Employee shall not be required to incur legal fees and expenses associated with the interpretation, enforcement or defense of her rights under this Agreement by litigation or otherwise. Accordingly, if, following a Change of Control, the Bank has failed to comply with any of its obligations under this Agreement or the Bank or any other person takes or threatens to take action to declare this Agreement void or unenforceable or institutes any litigation or proceeding designed to deny or to recover from the Employee the benefits provided under this Agreement, the Employee shall be entitled to retain counsel of the Employee’s choice, at the expense of the Bank, to advise and represent the Employee in connection with such dispute. This provision is intended to include any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Bank or any director, officer, stockholder or other person affiliated with the Bank, in any jurisdiction. The Bank shall pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Employee in connection with any of the foregoing, without regard to whether the Employee prevails, in whole or in part.

In no event shall the Employee be required to reimburse the Bank for any of the costs and expenses incurred by the Bank relating to arbitration, litigation, or other legal action in connection with this Agreement.

6.4   Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Mississippi.

6.5   Entire Agreement. This Agreement contains the entire agreement among the parties and there are no agreements, representations, or warranties that are not set forth herein. All prior negotiations, agreements, and understandings are superseded. This Agreement may not be amended or revised except by a writing signed by all the parties. Employee acknowledges and agrees that the Employment Agreement dated February 10, 2005 was terminated upon execution of the Termination and Release Agreement in connection therewith.

6.6   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, and successors of the respective parties; provided however, that this Agreement and all its rights may not be assigned by any party except by or with the written consent of the other parties. Notwithstanding the foregoing, upon the consummation of the Merger, this Agreement shall be binding upon and will inure to the benefit of Cadence and the Employee.

6.7   Consummation of the Merger. Notwithstanding anything to the contrary, if the Merger is not consummated, Employee and Seasons agree to execute a termination and release agreement and execute a new employment agreement on substantially the same terms and conditions as the employment agreement between Seasons Bank and Employee dated [______].

6.8   Counterparts. This Agreement may be executed in any number of counterparts, each of which, when bearing original signatures, shall be deemed to be a duplicate original.

IN WITNESS WHEREOF, this Agreement has been executed effective the date stated on the first page.

SEASONS BANK

By:	/s/ David K. George
Name:	David K. George
Title:	President

EMPLOYEE

/s/ Nita Elliott
Nita Elliot, Individually